Exhibit 99.1
FINANCIAL INFORMATION AND SUPPLEMENTARY DATA OF SIGNIFICANT EQUITY METHOD INVESTEE
CAESARS GROWTH PARTNERS, LLC

EXPLANATORY NOTE
Unconsolidated Significant Subsidiary
Upon the completion of the Transactions described in Caesars Acquisition Company’s (the "Company," "CAC," "we," "our" and "us") Annual Report on Form 10-K for the year ended December 31, 2014, our primary asset is our interest in Caesars Growth Partners, LLC ("CGP LLC"), which is accounted for using the equity method. As our investment in CGP LLC is considered to be significant for the period subsequent to the Transactions, CGP LLC's annual financial statements are required to be included as an exhibit to each CAC Annual Report on Form 10-K in accordance with SEC Rule 3-09 of Regulation S-X. Given the significance of this investment to the financial position and results of operations of CAC, we have elected to include selected financial information of CGP LLC in this Quarterly Report on Form 10-Q.
In May 2014, Caesars Growth Properties Holdings, LLC, an indirect, wholly-owned subsidiary of CGP LLC, acquired through one or more subsidiaries JCC Holding Company II, LLC and its subsidiaries (collectively known as "Harrah's New Orleans"), 3535 LV Corporation (formerly known as "The Quad" and recently rebranded as "The LINQ Hotel & Casino"), indirect subsidiaries of Parball Corporation (collectively known as "Bally's Las Vegas") and Corner Investment Company, LLC and its subsidiaries (collectively known as "Cromwell"), (ii) 50% of the ongoing management fees and any termination fees payable under the property management agreements entered between a property manager and the owners of each of these properties, and (iii) certain intellectual property that is specific to each of these properties. Because these acquisitions were accounted for as transactions among entities under common control, the financial information for CGP LLC has been recast to include the financial results for these properties as if those businesses were combined into the CGP LLC reporting entity for all periods presented.

CAESARS GROWTH PARTNERS, LLC
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)
(In millions)

	March 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$844.7	$944.1
Restricted cash	15.2	14.8
Receivables, net of allowance for doubtful accounts of $9.3 and $8.4, respectively	110.1	96.5
Deferred tax assets	5.3	4.9
Prepayments and other current assets	30.9	29.7
Total current assets	1,006.2	1,090.0
Investment in Caesars Enterprise Services, LLC	22.8	22.6
Land, property and equipment, net	2,616.8	2,568.2
Goodwill	299.7	299.7
Intangible assets other than goodwill, net	289.3	299.4
Restricted cash	9.2	25.2
Deferred tax assets	12.3	9.9
Prepaid management fees to related party	215.9	219.1
Deferred charges and other	59.7	60.2
Total assets	$4,531.9	$4,594.3

Liabilities and Equity
Current liabilities
Accounts payable	$100.0	$78.5
Payables to related party	71.3	85.9
Accrued expenses	157.7	237.9
Accrued interest payable	52.4	36.9
Foreign tax payable	2.1	4.9
Deferred tax liabilities	1.6	1.6
Current portion of long-term debt	24.0	19.6
Total current liabilities	409.1	465.3
Long-term debt	2,298.6	2,306.2
Long-term debt to related party	39.8	39.8
Deferred tax liabilities	6.8	7.9
Contingently issuable non-voting membership units	227.7	345.2
Deferred credits and other	130.9	124.5
Total liabilities	3,112.9	3,288.9

Commitments and contingencies
Redeemable non-controlling interests	1.2	1.6
Equity
Additional paid-in capital	1,049.9	1,078.0
Retained earnings	336.1	191.9
Total equity attributable to Caesars Growth Partners, LLC	1,386.0	1,269.9
Non-controlling interests	31.8	33.9
Total equity	1,417.8	1,303.8
Total liabilities and equity	$4,531.9	$4,594.3

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In millions)

	Three Months Ended March 31,
	2015	2014
Revenues
Interactive Entertainment
Social and mobile games	$167.6	$115.7
WSOP and online real money gaming	9.0	8.5
	176.6	124.2
Casino Properties and Developments
Casino	259.0	178.2
Food and beverage	68.3	56.9
Rooms	74.3	69.7
Other	36.2	30.3
Less: casino promotional allowances	(47.9)	(43.1)
	389.9	292.0
Net revenues	566.5	416.2

Operating expenses
Interactive Entertainment - Direct
Platform fees	48.7	35.3
Casino Properties and Developments - Direct
Casino	142.2	91.5
Food and beverage	30.6	24.5
Rooms	18.7	18.8
Property, general, administrative and other	181.4	160.6
Write-downs, reserves, and project opening costs, net of recoveries	3.1	13.6
Management fees to related parties	13.5	2.9
Depreciation and amortization	41.1	28.2
Change in fair value of contingently issuable non-voting membership units	(117.5)	76.1
Change in fair value of contingent consideration	—	0.7
Total operating expenses	361.8	452.2
Income/(loss) from operations	204.7	(36.0)
Interest expense, net of interest capitalized	(48.2)	(17.2)
Interest income	—	1.0
Interest income - related party	—	48.8
Loss on extinguishment of debt	—	(0.6)
Other expense, net	(1.0)	—
Income/(loss) from continuing operations before provision for income taxes	155.5	(4.0)
Provision for income taxes	(11.4)	(9.6)
Income/(loss) from continuing operations	144.1	(13.6)
Discontinued operations
Loss from discontinued operations	—	(0.8)
Benefit from income taxes related to discontinued operations	—	0.4
Net loss from discontinued operations	—	(0.4)
Net income/(loss)	144.1	(14.0)
Less: net loss attributable to non-controlling interests	0.1	6.5
Net income/(loss) attributable to Caesars Growth Partners, LLC	$144.2	$(7.5)

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)
(In millions)

	Three Months Ended March 31,
	2015	2014
Net income/(loss)	$144.1	$(14.0)
Other comprehensive income, net of income taxes:
Unrealized gain on investments in notes from related party	—	9.2
Total other comprehensive income	—	9.2
Comprehensive income/(loss)	144.1	(4.8)
Less: net loss attributable to non-controlling interests	0.1	6.5
Comprehensive income attributable to Caesars Growth Partners, LLC	$144.2	$1.7

CASESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
(UNAUDITED)
(In millions)

	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Non-controlling Interests	Total Equity
Balance at January 1, 2014	$2,780.6	$402.1	$233.6	$44.8	$3,461.1
Net loss	—	(7.5)	—	(5.9)	(13.4)
Issuance of Caesars Interactive Entertainment, Inc. common stock	13.7	—	—	1.5	15.2
Purchase of Caesars Interactive Entertainment, Inc. common stock	(17.2)	—	—	(1.9)	(19.1)
Stock-based compensation	1.9	—	—	—	1.9
Sale of partial interest in Maryland Joint Venture	3.4	—	—	8.3	11.7
Unrealized gain on investments in notes from related party, net of tax	—	—	9.2	—	9.2
Conversion of affiliate debt to equity	139.9	—	—	—	139.9
Transactions with parents and affiliates, net	(26.8)	—	—	—	(26.8)
Balance at March 31, 2014	$2,895.5	$394.6	$242.8	$46.8	$3,579.7

Balance at January 1, 2015	$1,078.0	$191.9	$—	$33.9	$1,303.8
Net income	—	144.2	—	0.3	144.5
Issuance of Caesars Interactive Entertainment, Inc. common stock	15.2	—	—	2.9	18.1
Purchase of Caesars Interactive Entertainment, Inc. common stock	(22.2)	—	—	(5.3)	(27.5)
Stock-based compensation	1.0	—	—	—	1.0
Adjustment for sale of partial interest in Maryland Joint Venture	1.0	—	—	—	1.0
Transactions with parents and affiliates, net	(23.1)	—	—	—	(23.1)
Balance at March 31, 2015	$1,049.9	$336.1	$—	$31.8	$1,417.8

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In millions)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities
Net income/(loss)	$144.1	$(14.0)
Adjustments to reconcile net income/(loss) to cash flows provided by operating activities
Depreciation and amortization	41.1	28.2
Amortization of debt discount and deferred finance charges	2.6	6.6
Loss on extinguishment of debt	—	0.6
Change in fair value of contingently issuable non-voting membership units	(117.5)	76.1
Change in fair value of contingent consideration	—	0.7
Accretion of discount on investments in notes from related party	—	(32.4)
Stock-based compensation expense	14.0	18.3
Non-cash management fee payable to related parties	2.0	—
Net transfers to parents and affiliates	—	(26.5)
Net change in deferred income taxes	(3.9)	(9.0)
Net change in long-term accounts	(2.3)	1.3
Net change in working capital accounts	(68.7)	(26.4)
Cash flows provided by operating activities	11.4	23.5
Cash flows from investing activities
Land, buildings and equipment additions, net of change in construction payables	(63.2)	(89.8)
Purchase of additional investments in Caesars Enterprise Services, LLC	(0.2)	—
Sales of short-term investments	—	15.0
Payments to acquire business, net of cash acquired	—	(22.5)
Increase in restricted cash	(2.4)	(25.2)
Decrease in restricted cash	18.0	107.8
Other	—	(1.3)
Cash flows used in investing activities	(47.8)	(16.0)
Cash flows from financing activities
Repayments under lending agreements	(4.7)	(10.3)
Proceeds from sale of Caesars Interactive Entertainment, Inc. stock	2.3	3.8
Purchase of Caesars Interactive Entertainment, Inc. stock	(27.5)	(19.1)
Sale of partial interest in Maryland joint venture	1.0	11.7
Distributions to parents, net	(4.4)	(0.2)
Acquisition related contingent consideration payment	(29.7)	—
Cash flows used in financing activities	(63.0)	(14.1)
Net decrease in cash and cash equivalents	(99.4)	(6.6)
Cash and cash equivalents, beginning of period	944.1	1,032.0
Cash and cash equivalents, end of period	$844.7	$1,025.4

OTHER INFORMATION
Correction of Prior Period Stock-based Compensation
CGP LLC includes stock-based compensation expense as a component of Property, general, administrative and other expenses in the financial information above. In February 2014, the Human Resources Committee of the Board of Directors of Caesars Acquisition Company (the "HRC") approved a liquidity plan, setting forth the terms and conditions upon which Caesars Interactive Entertainment, Inc. ("Caesars Interactive" or "CIE") may elect to purchase, or cause to be purchased, CIE owned shares and/or shares underlying options, Restricted Stock Units ("RSUs") or warrants ("deemed held shares") held by eligible individuals, from time to time, during the term of the plan, and providing the eligible individuals with a market for their CIE shares and/or deemed held CIE shares.
During the first and third quarters of 2014, the HRC approved, and CIE offered, certain holders of vested options the ability to exercise their options and, immediately subsequent to exercise, sell those shares back to CIE, consistent with the terms of the liquidity plan. While the offer to buy shares by CIE and the acceptance by the holders of vested options were completely discretionary, CIE concluded that, based upon these discretionary offers, certain of its options should have been modified to be accounted for as liability-classified awards during the first quarter of 2014. Effectively, we have determined to account for the subject stock options as if CIE has a conditional obligation to settle such options in cash at some future date, pursuant to the liquidity plan. However, (i) the liquidity plan is fully at CIE's discretion, (ii) requires additional approval by the HRC for all future purchases and (iii) makes no commitment that any specific employees will be permitted to participate in future share or deemed share purchases, if any. Prior to this correction, two-thirds of these options were already being accounted for as liability-classified awards due to other terms associated with the options.
As a result of this correction, $19.6 million of expense was recorded during the third quarter of 2014 which related to the prior quarters of 2014, of which $18.7 million should have been recorded during the first quarter of 2014. The correction has no impact on CGP LLC's cash flows from operations, cash flows from financing activities or Adjusted Earnings before Interest Income/Expense, Income Taxes, Depreciation and Amortization ("EBITDA") for any period presented herein. Likewise, the adjustments have no impact on the financial statements of the Company for any period presented as CAC has recorded income from its investment in CGP LLC based upon its minimum guaranteed return.
Correction of Prior Period Payable to Related Party
In February 2014, CGP LLC's joint venture with Rock Gaming, LLC ("Rock") is the majority member of CR Baltimore Holdings ("CRBH") and sold a portion of its interest in CBAC Gaming, LLC ("CBAC Gaming") to an existing joint venture partner of CBAC Gaming, Caves Valley Partners. CGP LLC received proceeds of $12.8 million from the sale. In accordance with the transaction agreement, dated as of October 21, 2013, among Caesars Acquisition Company, Caesars Growth Partners, LLC, Caesars Entertainment Corporation, HIE Holdings, Inc., Harrah’s BC, Inc., PHW Las Vegas, LLC, PHW Manager, LLC, Caesars Baltimore Acquisition Company, LLC and Caesars Baltimore Management Company, LLC, at or promptly following the closing of the sale of CGP LLC’s interest in CBAC Gaming, CGP LLC was obligated to pay Caesars Entertainment Corporation the $12.8 million proceeds received. During the first quarter of 2015, a $12.8 million liability was recorded as an increase to Payables to related party with an associated decrease of $12.8 million to Additional paid-in capital, which should have been recorded during the first quarter of 2014. The correction has no impact on CGP LLC's cash flows from operations, cash flows from financing activities, statements of operations or Adjusted EBITDA for any period presented herein. Likewise, the adjustment has no impact on the financial statements of the Company for any period presented as CAC has recorded income from its investment in CGP LLC based upon its minimum guaranteed return.
Correction of Prior Period Increases and Decreases in Restricted Cash
Subsequent to the issuance of CGP LLC’s financial statements within Exhibit 99.1 of the CAC Form 10-Q filed on May 12, 2014, we determined that $49.7 million of restricted cash transfers were erroneously included as both an increase and decrease in restricted cash in our combined statements of cash flows. As a result, the increase and decrease in restricted cash on the CGP LLC combined statement of cash flows for the three months ended March 31, 2014 included within Exhibit 99.1 have been restated from the amounts previously reported to appropriately reduce the restricted cash inflows and outflows.  This correction only impacts the presentation of restricted cash in cash flows from investing activities and has no impact on CGP LLC’s cash flows from operation activities, cash flows from financing activities, balance sheets, statements of operations or Adjusted EBITDA for any period presented.